Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS

THIRD QUARTER 2012 RESULTS

FAIRLAWN, OHIO, September 25, 2012 –

•

For the third quarter of 2012, the Company reported income from continuing operations of $6.9 million, or $0.15 per diluted share, compared to $1.4 million, or $0.03 per diluted share, in the third quarter of 2011.

•	Adjusted Income from Continuing Operations for the third quarter was $7.1 million, or $0.16 per diluted share, as compared to $4.5 million, or $0.10 per diluted share, last year (See Tables B and C).

•	Total Adjusted Segment Operating Profit (See Table A) improved 27.8% to $25.3 million in the third quarter of 2012, compared to $19.8 million in the third quarter of 2011.

•

Net Debt declined by $19.4 million during the quarter due to strong cash generation. Year-to-date, net debt has declined $51.3 million, and Net Debt / Adjusted EBITDA has improved to 2.5x (See Table D).

OMNOVA Solutions Inc. (NYSE: OMN) today announced income from continuing operations of $6.9 million, or $0.15 per diluted share, for the third quarter ended August 31, 2012. Net income for the third quarter was $6.4 million, or $0.14 per diluted share.

“The third quarter 2012 results demonstrate ongoing progress by the Company. During the quarter, we improved earnings versus a year ago despite lower volumes. Positive changes in our business mix and effective margin management led to the increased earnings, while we also continued to generate strong positive cash flow. In the third quarter, raw material costs, especially

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butadiene, declined versus the first half of 2012 and the third quarter of 2011, giving us some benefit,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“We have made, and continue to make, fundamental improvements to our Company, including our globalization initiatives, expansion of our specialty chemicals capability and the repositioning of our Decorative Products segment to be a positive contributor after the divestitures of our wallcovering businesses. Indicative of this progress, OMNOVA Solutions has increased its year-to-date gross profit by almost 10% to $178.7 million, as compared to $162.8 million a year ago, despite weak demand and volatile raw materials,” said McMullen.

“As we enter the fourth quarter, paper chemical volumes are expected to decline due to a combination of weak market demand and increased competitive activity, while most other OMNOVA product lines are forecasting flat to slightly increased volumes sequentially from the third quarter of 2012. Additionally, raw material costs are expected to increase modestly from today’s low levels.”

Consolidated Results for the Third Quarter Ending August 31, 2012

Net sales decreased $26.8 million, or 8.5%, to $288.2 million for the third quarter of 2012, compared to $315.0 million for the third quarter of 2011. The sales decrease was driven by pricing declines of $14.7 million, or 4.7%, reduced volumes of $4.9 million, or 1.6%, and unfavorable currency translation effects of $7.2 million, or 2.2%.

Gross profit in the third quarter of 2012 increased to $57.8 million, compared to $50.4 million in the third quarter of 2011, driven primarily by a favorable sales mix. Raw material costs decreased $18.7 million in the third quarter versus the same period last year. Gross profit margins in the third quarter of 2012 were 20.1%, compared to margins of 16.0% in the third quarter of 2011.

Selling, general and administrative expense (SG&A) in the third quarter of 2012 was $30.4 million, compared to $26.8 million in the third quarter of 2011. The increase was due to investments in future growth for research and development, information technology, and increased staffing and employment costs.

Interest expense in the third quarter of 2012 was $8.8 million, a decrease of $0.7 million from the third quarter of 2011, due primarily to the completed amortization of an interest rate swap agreement in the second quarter of 2012.

Income tax expense was $3.4 million, a 33.0% effective income tax rate for the third quarter of 2012, compared to income tax expense of $2.2 million, or a 61.1% effective tax rate in the third quarter of 2011. The higher tax rate in 2011 was due primarily to an asset impairment charge in China for which no tax benefit was recognized due to an offsetting tax

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valuation allowance. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has $121.7 million of U.S. federal net operating loss carryforwards and $109.1 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2032.

Net income for the third quarter was $6.4 million, or $0.14 per diluted share, compared to $0.4 million, or $0.01 per diluted share, for the third quarter of 2011. Included are losses from discontinued operations of $0.5 million, or $0.01 per diluted share, for the third quarter of 2012, compared to a loss from discontinued operations of $1.0 million, or $0.02 per diluted share, in the third quarter of 2011. Income from continuing operations for the third quarter of 2012 was $6.9 million, or $0.15 per diluted share, compared to $1.4 million, or $0.03 per diluted share, for the third quarter of 2011. Adjusted Income From Continuing Operations (which excludes certain non-recurring expense items detailed in Tables B and C) was $7.1 million, or $0.16 per diluted share, for the third quarter of 2012, compared to Adjusted Income From Continuing Operations of $4.5 million, or $0.10 per diluted share, in the third quarter of 2011.

As of August 31, 2012, the Company’s debt of $454.0 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $196.5 million maturing in 2017 and $7.5 million of foreign operations borrowings. The Company increased its strong liquidity position as consolidated cash grew to $151.0 million, or an improvement of $17.6 million since the end of the second quarter of 2012. The Company also made cash contributions of $13.5 million to its U.S. defined benefit pension plan during the quarter. On August 31, 2012, there were no outstanding borrowings under the Company’s U.S. revolving asset-based credit facility, and the available borrowing capacity was $81.8 million.

Net Debt declined $19.4 million during the third quarter of 2012 to $305.2 million. The Net Leverage Ratio (Net Debt / EBITDA), as calculated in the Company’s Credit Agreement, improved to 2.5x at August 31, 2012, compared to 3.1x on November 30, 2011 (see Table D). Year-to-date, Net Debt has decreased by $51.3 million.

Discontinued Operations

As part of the Company’s strategy to focus on businesses with greater global growth potential, the Company has divested its commercial wallcovering businesses.

On December 12, 2011, the Company completed the sale of its North American commercial wallcovering business and received cash of $10.0 million along with the potential for future royalty payments. Early in the second quarter of 2012, the Company divested its U.K.-based wallcovering business for approximately $6.2 million in cash and notes.

These businesses were classified as discontinued operations at the end of 2011.

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Performance Chemicals Third Quarter 2012 Results

Net sales during the third quarter of 2012 decreased $33.5 million, or 13.3%, to $218.7 million, compared to $252.2 million in the third quarter of 2011. Sales decreased due to reduced pricing of $15.6 million, or 6.2%, volume declines of $10.4 million, or 4.1%, and unfavorable foreign currency translation effects of $7.5 million, or 3.0%. In the third quarter of 2012, Performance Chemicals generated higher Adjusted Segment Operating Profit of $22.0 million, compared to Adjusted Segment Operating Profit of $19.8 million in the third quarter of 2011 (see Table A). Adjusted Segment Operating Profit improved primarily due to a favorable sales mix and lower raw material costs partially offset by lower pricing. The Adjusted Segment Operating Profit margin was 10.1% for the third quarter of 2012, compared to an Adjusted Segment Operating Profit margin of 7.9% in the third quarter of 2011. Year-to-date, Performance Chemicals Adjusted Segment Operating Profit was $71.1 million as compared to $68.8 million for the same period in 2011.

Specialty Chemicals sales were $127.3 million for the third quarter of 2012 as compared to $143.4 million for the third quarter of 2011. Volumes in Specialty Chemicals were down 1.8% overall and pricing was down 5.2%, both of which were partially offset by increased global sales in oil and gas drilling chemicals and tape and adhesives. During the quarter, there were several new product introductions in oil and gas drilling chemicals that are being trialed by customers, and the Company won several new customers in construction chemicals. At OMNOVA’s new plant in Caojing, China, Performance Chemicals continued work on plant expansion actions focused on growing its specialty chemical product lines in Asia, with an expected startup in mid-2013.

Paper and Carpet Chemicals sales were $91.4 million for the third quarter of 2012 as compared to $108.8 million for the third quarter of 2011. As compared to last year, third quarter volumes in Paper and Carpet Chemicals were down 7.2%, while pricing declined 8.9%, primarily due to index pricing formulas. Actions continue to be focused on higher performance product solutions including bio-based co-polymer hybrids and other emulsion chemistries, to deliver greater customer value. During the quarter, a customer permanently shut down a paper mill as a result of a fire earlier in the year, and the Company lost volume at another mill to a competitor. Partially offsetting these declines were increased shipments of coatings to the paperboard and packaging industry.

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Decorative Products Third Quarter 2012 Results

Net sales were $69.5 million during the third quarter of 2012, an increase of $6.7 million, or 10.7%, compared to the third quarter of 2011. Volumes increased 8.8%, while pricing improved by 1.4%. Sales increased in both the coated fabric and laminate product lines. Adjusted Segment Operating Profit was $3.3 million in the third quarter of 2012, compared to breakeven Adjusted Segment Operating Profit for the third quarter of 2011 (see Table A). Adjusted Segment Operating Profit margin improved to 4.7% in the quarter as compared to breakeven a year ago. With the exit of commercial wallcovering and improvements made to the remaining businesses, this was the fourth consecutive quarter of year-over-year improvement in Adjusted Segment Operating Profit for Decorative Products. Year-to-date, Decorative Products Adjusted Segment Operating Profit has improved significantly to $8.1 million, as compared to $0.8 million in the same period of 2011.

Coated Fabrics sales were $33.1 million, up $1.8 million or an increase of 5.8%. The sales increase was broad-based including transportation and contract upholstery products. Additionally, the Company’s Thailand operation had strong sales growth in the quarter driven by new automotive business in Asia and increased demand for exports to North America.

Laminates and Performance Films sales were $36.4 million, an increase of $4.9 million, or 15.6%, as compared to a year ago. Laminate sales grew across most market segments led by flooring, store fixture and display, manufactured housing / recreational vehicles and the expansion of decorative laminate products into Asia. During the quarter, the Company was awarded new business from a major retailer for store fixture displays and from a large flooring manufacturer for laminates on a new line of tile flooring.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, September 26, 2012, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, October 17, 2012. A telephone replay will also be available beginning at 1:00 p.m. ET on September 26, 2012, and ending at 11:59 p.m, ET on October 17, 2012. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 259004.

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Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit (Loss) to Net Sales and Net Income

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
(Dollars in millions)	2012	2011	2012	2011
Performance Chemicals
Paper and Carpet Chemicals	$91.4	$108.8	$268.4	$290.5
Specialty Chemicals	127.3	143.4	406.6	420.0

Total Performance Chemicals	$218.7	$252.2	$675.0	$710.5

Decorative Products
Coated Fabrics	$33.1	$31.3	$96.4	$91.3
Laminates and Performance Films	36.4	31.5	100.2	97.9

Total Decorative Products	69.5	62.8	196.6	189.2

Total Net Sales	$288.2	$315.0	$871.6	$899.7

Segment Operating Profit (Loss)
Performance Chemicals	$22.0	$17.2	$71.1	$62.5
Decorative Products	3.0	(2.5)	6.8	(2.1)
Interest expense	(8.8)	(9.5)	(27.8)	(28.4)
Corporate expense	(5.9)	(2.0)	(15.8)	(9.4)
Acquisition and integration related expense	—	.4	—	(2.3)
Deferred financing fees write-off	—	—	—	(1.0)

Income From Continuing Operations Before Income Taxes	10.3	3.6	34.3	19.3
Income tax expense	3.4	2.2	9.8	8.9

Income from continuing operations	6.9	1.4	24.5	10.4
Income (Loss) from discontinued operations, net of tax	(.5)	(1.0)	2.4	(2.8)

Net Income	$6.4	$.4	$26.9	$7.6

Depreciation and amortization	$7.8	$8.4	$23.9	$24.8
Capital expenditures	$9.4	$4.8	$19.6	$15.5

This Earnings Release includes Adjusted Segment Operating Profit (Loss), Adjusted Income From Continuing Operations and Adjusted Diluted Earnings Per Share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit (Loss), Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table D is the Company’s Net Leverage Ratio (Net Debt/EBITDA) calculation. EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income From Continuing Operations, (C) Adjusted Diluted Earnings Per Share From Continuing Operations and (D) Net Leverage Ratio Calculation

TABLE A

Adjusted Segment Operating Profit Reconciliation

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
(Dollars in millions)	2012	2011	2012	2011
Performance Chemicals Segment Operating Profit	$22.0	$17.2	$71.1	$62.5
Restructuring and severance	—	—	—	1.0
Customer trade receivable write-off	—	2.6	—	2.6
Fair value write-up of ELIOKEM inventory acquired	—	—	—	2.7

Total adjustments to Performance Chemicals’ segment operating profit	—	2.6	—	6.3

Performance Chemicals’ Adjusted Segment Operating Profit	$22.0	$19.8	$71.1	$68.8

Decorative Products Segment Operating Profit	$3.0	$(2.5)	$6.8	$(2.1)
Restructuring and severance and other	.3	2.5	1.3	2.9

Total adjustments to Decorative Products’ segment operating profit	.3	2.5	1.3	2.9

Decorative Products’ Adjusted Segment Operating Profit	$3.3	$—	$8.1	$.8

Total Adjusted Segment Operating Profit	$25.3	$19.8	$79.2	$69.6

TABLE B

Adjusted Income From Continuing Operations Reconciliation

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
(Dollars in millions)	2012	2011	2012	2011
Income From Continuing Operations	$6.9	$1.4	$24.5	$10.4
Performance Chemicals segment operating profit adjustments per Table A	—	2.6	—	6.3
Decorative Products segment operating profit adjustments per Table A	.3	2.5	1.3	2.9
Acquisition and integration related expense	—	(.4)	—	2.3
Deferred financing fees write-off	—	—	—	1.0
Additional income tax expense(1)	(.1)	(1.6)	(.4)	(4.1)
Tax expense for liquidation of foreign subsidiary	—	—	—	1.1
Tax benefit from foreign tax election	—	—	(1.0)	—

Adjusted Income From Continuing Operations	$7.1	$4.5	$24.4	$19.9

(1)	The additional tax expense is estimated as the additional tax expense (benefit) attributed to the excluded items using the Company’s current estimated effective tax rate.

TABLE C

Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
(Dollars)	2012	2011	2012	2011
Diluted Earnings Per Share From Continuing Operations	$.15	$.03	$.54	$.23
Performance Chemicals segment operating profit adjustments per Table A	—	.06	—	.14
Decorative Products segment operating profit adjustments per Table A	.01	.06	.03	.07
Acquisition and integration related expense	—	(.01)	—	.05
Deferred financing fees write-off	—	—	—	.02
Additional income tax expense	—	(.04)	(.01)	(.08)
Tax expense for liquidation of foreign subsidiary	—	—	—	.02
Tax benefit from foreign tax election	—	—	(.02)	—

Total Earnings Per Share Impact of Adjusted Items	.01	.07	—	.22

Adjusted Diluted Earnings Per Share From Continuing Operations	$.16	$.10	$.54	$.45

Non-GAAP and Other Financial Measures (Continued)

TABLE D

Net Leverage Ratio Calculation

(Dollars in millions)	LTM* 2012		Year-End 2011
Income from continuing operations	$41.3		$16.7
Interest expense	34.8		35.3
Amortization of deferred financing costs	2.7		2.7
Income tax	14.1		13.4
Depreciation and amortization	32.8		33.5

EBITDA	$125.7		$101.6
Restructuring and severance	1.5		2.2
Asset impairments	.8		3.1
Non-Cash stock compensation	4.1		3.6
Other	(10.1)		3.7

Adjusted EBITDA	$122.0		$114.2

Net Debt Reconciliation	LTM* 2012		Year-End 2011
Total debt	$456.2		$459.6
Less cash	(151.0)		(103.1)

Net Debt	$305.2		$356.5

Adjusted EBITDA	$122.0		$114.2
Net Debt/Adjusted EBITDA	2.50	x	3.12	x

*	LTM: Last Twelve Months Through August 31, 2012

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This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer

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demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet, pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; stock price volatility; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with sales for the twelve months ending August 31, 2012 of $1.2 billion and a global workforce of approximately 2,360. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2012	2011	2012	2011
Net Sales	$288.2	$315.0	$871.6	$899.7
Cost of goods sold	230.4	264.6	692.9	736.9

Gross Profit	57.8	50.4	178.7	162.8

Selling, general and administrative	30.4	26.8	92.1	82.5
Depreciation and amortization	7.8	8.4	23.9	24.8
Asset impairment	—	2.4	.2	2.4
Restructuring and severance	.3	.2	1.0	1.5
Interest expense	8.8	9.5	27.8	28.4
Deferred financing fees write-off	—	—	—	1.0
Acquisition and integration related expense	—	(.4)	—	2.3
Other expense (income), net	.2	(.1)	(.6)	.6

	47.5	46.8	144.4	143.5

Income From Continuing Operations Before Income Taxes	10.3	3.6	34.3	19.3
Income tax expense	3.4	2.2	9.8	8.9

Income From Continuing Operations	6.9	1.4	24.5	10.4

Discontinued Operations
Loss from discontinued operations (net of tax)	(.5)	(1.0)	(3.6)	(2.8)
Gain on sale of discontinued operations (net of tax)	—	—	6.0	—

Total discontinued operations	(.5)	(1.0)	2.4	(2.8)

Net Income	$6.4	$.4	$26.9	$7.6

Income Per Share
Basic
Basic income from continuing operations per share	$.15	$.03	$.54	$.23
Basic income (loss) from discontinued operations per share	(.01)	(.02)	.05	(.06)

Basic Net Income Per Share	$.14	$.01	$.59	$.17

Diluted
Diluted income from continuing operations per share	$.15	$.03	$.54	$.23
Diluted income (loss) from discontinued operations per share	(.01)	(.02)	.05	(.06)

Diluted Net Income Per Share	$.14	$.01	$.59	$.17

Weighted-average shares outstanding—basic	45.7	44.4	45.2	44.4

Weighted-average shares outstanding—diluted	45.8	44.6	45.3	44.7

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in Millions, except per share amounts)

	August 31,	November 30,
	2012	2011
ASSETS:
Current Assets
Cash and cash equivalents	$145.5	$98.9
Restricted cash	5.5	4.2
Accounts receivable, net	147.6	163.2
Inventories	94.6	84.5
Prepaid expenses and other	4.9	3.9
Deferred income taxes—current	8.6	6.5
Assets held for sale—current	—	16.6

Total Current Assets	406.7	377.8

Property, plant and equipment, net	215.3	220.8
Trademarks and other intangible assets, net	80.2	87.5
Goodwill	85.5	88.0
Deferred income taxes—non-current	67.5	69.1
Deferred financing fees	11.8	13.6
Other assets	11.8	8.3

Total Assets	$878.8	$865.1

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$9.5	$11.3
Accounts payable	112.5	108.5
Accrued payroll and personal property taxes	15.1	16.8
Employee benefit obligations	2.2	2.2
Deferred income taxes—current	.5	.1
Accrued interest	6.8	1.8
Other current liabilities	18.6	7.3
Liabilities held for sale—current	—	8.5

Total Current Liabilities	165.2	156.5

Senior notes	250.0	250.0
Long-term debt—other	193.1	194.3
Postretirement benefits other than pensions	7.4	7.8
Pension liabilities	75.5	91.5
Deferred income taxes—non-current	26.3	28.3
Other liabilities	16.5	15.0

Total Liabilities	734.0	743.4
Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 47.4 million and 46.1 million shares issued at August 31, 2012 and November 30, 2011	4.7	4.6
Additional contributed capital	330.6	324.9
Retained deficit	(87.9)	(114.8)
Treasury stock at cost; .6 million shares at August 31, 2012 and .4 million shares at November 30, 2011	(4.4)	(2.7)
Accumulated other comprehensive loss	(98.2)	(90.3)

Total Shareholders’ Equity	144.8	121.7

Total Liabilities and Shareholders’ Equity	$878.8	$865.1